 Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into, effective as of January 1, 2018 (the "Effective Date"), by and between Orange Bank & Trust Company (the "Bank") and Joseph Ruhl ("Executive"). Any reference to the "Company" shall mean Orange County Bancorp, Inc. or any successor thereto.

WHEREAS, the Bank wishes to assure itself of the continued services of Executive for the period provided in this Agreement; and

WHEREAS, in order to induce Executive to remain in the employ of the Bank and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement; and

WHEREAS, the Bank desires to set forth the rights and responsibilities of Executive and the compensation payable to Executive, as modified from time to time.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

During the term of this Agreement, Executive agrees to serve as Executive Vice President, Westchester Regional President, of the Bank or any successor position with the Bank as mutually agreed to by the Bank and Executive (Executive's foregoing position or any successor position with the Bank shall be referred to as the "Executive Position"), and will perform the duties and will have all powers associated with such position as commonly incident to such position, as well as those delegated to Executive by the Board of Directors of the Bank or its designee (the "Board"). Executive shall report directly to the Chief Executive Officer of the Bank. During the period provided in this Agreement, Executive also agrees to serve, if elected, as an officer or director of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.

2.	TERM AND DUTIES.

(a)            Term and Annual Renewal. The initial term of this Agreement and the period of Executive's employment hereunder shall begin as of the Effective Date and shall continue through December 31, 2020 (the "Initial Term"). Commencing on January I, 2021 and continuing on each January 1st thereafter (the "Renewal Date"), the Initial Term shall extend automatically for one additional year, unless either the Bank or the Executive by written notice to the other given at least ninety (90) days prior to such Renewal Date notifies the other of its intent not to extend the same. In the event that notice not to extend is given by either the Bank or the Executive, this Agreement shall terminate as of the last day of the then current term. References herein to the "Term" shall mean the Initial Term, as the same may be renewed.

(b)           Membership on Other Boards or Organizations. During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties related to the Executive Position. Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any other affiliates of the Bank (as determined by the Board), or present any conflict of interest.

(c)           Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the term of this Agreement.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)           Base Salary. In consideration of Executive's performance of the responsibilities and duties set forth in this Agreement, the Bank will provide Executive the compensation specified in this Agreement. The Bank will pay Executive a fixed salary of $290,000 per year ("Base Salary").This salary will remain the same for all three years with no additional increases. Such Base Salary will be payable in accordance with the customary payroll practices of the Bank. During the term of this Agreement, the Board may consider increasing, but not decreasing, Executive's Base Salary as the Board deems appropriate. Any change in Base Salary will become the "Base Salary" for purposes of this Agreement.

(b)          Annual Bonus. For each fiscal year of the Bank during the Term, Executive shall be eligible to participate in the Bank's Annual Incentive Plan (or any successor thereto) (the "Annual Bonus Plan"). Executive's target annual bonus under the Annual Bonus Plan shall be determined by the Compensation Committee of the Board (the "Committee") and shall be commensurate with the target bonus opportunity available for similarly-situated executives of the Bank generally (the "Target Bonus"). The actual amount of Executive's annual bonus shall depend upon the achievement of performance goals established by the Committee. The terms and conditions of the Annual Bonus Plan and the payments to Executive thereunder shall be applied on the basis not less favorable to Executive than to other similarly situated executives of the Bank generally. The Committee may in its discretion increase Executive's annual bonus opportunity. The term Target Bonus, as utilized in this Agreement, shall refer to the Target Bonus as it may be increased. Annual bonuses awarded to Executive under the Annual Bonus Plan are referred to herein as "Annual Bonuses." The payment of any such Annual Bonus shall be subject to all the terms and conditions of the applicable Annual Bonus Plan, including any underlying award agreement.

(c)          Long-Term Compensation. For each fiscal year of the Bank during the Term, Executive shall be eligible to participate in the Company's Long-Term Incentive Plan (the "LTIP Plan") and/or any other long-term compensation program established by the Company or the Bank from time to time for executive officers. Executive's target annual equity award opportunity shall be determined by the Committee and shall be no less favorable than the target equity award opportunity available to other similarly-situated executives of the Bank generally, with the actual award to be determined by the Committee on a basis not less favorable to Executive than other similarly-situated executives of the Bank generally. The terms and conditions of any equity award (such as the underlying performance goals and/or vesting requirements) shall be subject to the LTIP Plan, including any underlying award agreement.

(d)            Supplemental Executive Retirement Plan. For each fiscal year of the Bank during the Tenn, Executive shall be eligible to participate in the Bank's Supplemental Executive Retirement Plan (the "SERP"), pursuant to which the Bank shall make an annual contribution to a book-entry account for the benefit of Executive, with the amount and the terms and conditions of the annual contributions (such as the underlying performance goals, vesting requirements and the time and manner in which the benefits will be paid) to be determined pursuant to an underlying Participation Agreement, which shall be reasonable and acceptable to the Bank and Executive.

(e)            Other Benefit Plans. During the Tenn, Executive shall be entitled to participate, on the terms and conditions not less favorable to Executive than other similarly situated executives of the Bank generally, in the Bank's (A) tax-qualified retirement plans; (B) group life, health and disability insurance plans; and (C) any other employee benefit plans and programs and perquisites in accordance with the Bank's customary practices with respect to other similarly situated executives generally, provided that Executive's participation shall be subject to the terms of such plans and programs; and provided, further, that nothing herein shall limit the Bank's right to amend or terminate any such plans or programs.

(t)            Vacation. Executive will be entitled to four (4) weeks of paid vacation time each year during the term of this Agreement measured on a calendar year basis, in accordance with the Bank's customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank's policies and procedures for executives. Any unused paid time off during an annual period will be treated in accordance with the Bank's personnel policies as in effect from time to time.

(g)           Expense Reimbursements. The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Chief Executive Officer mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank. Executive shall be provided a car allowance in the amount of $750.00 per month, with the expense of gas and maintenance incurred be paid or reimbursed to Executive by the Bank. In addition, Executive shall be entitled to reimbursement of membership fees and assessments with respect to a country club located in a county of New York relevant to Executive's business activities, as approved by the Chief Executive Officer. All reimbursements pursuant to this Section 3(g) shall be reimbursed upon presentation to the Bank of an itemized account of such expense in such form as the Bank may reasonably require.

4.	TERMINATION AND TERMINATION PAY.

Subject to Section 5 of this Agreement which governs the occurrence of a Change in ontrol, Executive's employment under this Agreement may be terminated in the following circumstances:

(a)           Death .This Agreement shall terminate upon Executive's death, in which event the Bank's sole obligation shall be to pay Executive's estate or beneficiary any "Accrued Obligations." For purposes of this Agreement, "Accrued Obligations" shall mean: (1) any accrued and unpaid Base Salary of Executive through the date of termination of employment, payable pursuant to the Bank's standard payroll policies; (2) any earned and unpaid bonus of Executive under the Annual Bonus Plan for any completed fiscal year prior to the date of termination of employment; (3) any compensation and benefits to the extent payable to Executive based on Executive's participation in any compensation or benefit plan (including pursuant to any individual or group life insurance plan or policy), program or arrangement of the Bank through the date of termination of employment, payable in accordance with the terms of such plan, program or arrangement; and (4) any expense reimbursement to which Executive is entitled under the Bank's standard expense reimbursement policy (as applicable) in Section 3(g) hereof.

(b)           Disability. . This Agreement shall terminate in the event of Executive becomes "Totally Disabled." For purposes of this Agreement, Executive shall be "Totally Disabled" if Executive is deemed disabled for purposes of eligibility for receipt of disability benefits under the Bank's long-term disability plan, if any, or receipt of Social Security disability benefits. In the event Executive's employment is terminated due to becoming Totally Disabled, the Bank shall pay or provide Executive with any Accrued Obligations. In addition, Executive shall continue to receive his full Base Salary under Section 3(a) of this Agreement until he becomes eligible for and receives disability income under the long-term disability insurance coverage then in effect for the Executive. If Executive elects to coqtinue his group health coverage with the Bank pursuant to COBRA, the Bank shall pay to Executive the "COBRA Payments" for a period of 18 months or, if earlier, until the date on which Executive receives substantially comparable coverage under another group health insurance plan. The "COBRA Payments" shall be monthly installment payments, each equal to the monthly COBRA premium in effect as of the date of Executive's termination of employment for the level of coverage in effect for Executive under the Bank's group health plan.

(c)           Termination for Cause. The Board may immediately terminate Executive's employment at any time for "Cause." In the event Executive's employment is terminated for Cause, the Bank's sole obligation shall be to pay or provide to Executive any Accrued Obligations. Termination for "Cause" shall mean termination because of, in the good faith determination of the Board, Executive's:

(i)            an act of fraud, embezzlement, or theft while employed by the Bank, or indictment or conviction of the Executive for, or plea of no contest to, a felony, conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the arrest and incarceration of Executive for acts by Executive involving moral turpitude;

(ii)           gross negligence, insubordination, disloyalty, or dishonesty in the performance of the Executive's duties as an officer of the Bank; willful or reckless failure by the Executive to adhere to the Bank's written policies; intentional wrongful damage by Executive to the business or property of the Company and the Bank, including without limitation its reputation, which in the Board's sole judgment causes material harm to the Company, the Bank or any of its affiliates, provided, however, that the Bank shall provide Executive with written notice specifying Executive's actions or conduct that breached this Section 4(c)(ii) and Executive shall have 30 days to cure or remediate such actions or conduct after receiving such written notice;

(iii)           removal of Executive from office or permanent prohibition of Executive from participating in the affairs of the Bank by an order issued under Section 8(e)(4) or (g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(l); or

(iv)          acts or omissions in the performance of Executive's duties having a material adverse effect on the Bank that were not done or omitted to be done in good faith or which involved intentional misconduct or a knowing violation of law.

(d)           Voluntary Termination by Executive without Good Reason. Executive may voluntarily terminate employment during the Term upon at least 30 days prior written notice to the Board. Except upon Executive's voluntary termination "With Good Reason" (as defined below), Executive shall have no right to receive any compensation or benefits under this Agreement or otherwise upon his voluntary termination of employment, except any Accrued Obligations, provided, however, that any unpaid Annual Bonus as of the date of termination shall be forfeited. The Bank may accelerate the date of termination upon receipt of written notice of Executive's voluntary termination.

(e)	Termination Without Cause or With Good Reason.

(i)	The Board may immediately terminate Executive's employment at any time for a reason other than Cause (a termination "Without Cause"), and Executive may, by written notice to the Board, terminate this Agreement at any time within 90 days following an event constituting "Good Reason," as defined below (a termination "With Good Reason"); provided, however, that the Bank shall have 30 days to cure the "Good Reason" condition, but the Bank may waive its right to cure. Any termination of Executive's employment shall have no effect on or prejudice the vested rights of Executive under the Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii)	In the event of termination as described under Section 4(e)(i) and subject to the requirements of Section 4(e)(v), the Bank shall pay or provide to Executive any Accrued Obligations. In addition, the Bank shall pay Executive, or in the event of Executive's subsequent death, Executive's beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to 100% of Executive's Base Salary, payable within 30 days following Executive's date of termination.

(iii)	In addition, the Bank shall pay to Executive the COBRA Payments on a monthly basis commencing with the first month following Executive's date of termination and continuing until the earlier of (A) the sixth (6th) month following Executive's date of termination; or (B) such time that Executive first becomes eligible for health insurance coverage with another employer.

(iv)	"Good Reason" exists if, without Executive's express written consent, any of the following occurs:

(A)	a material reduction in Executive's Base Salary;

(B)	a material reduction in Executive's authority, duties or responsibilities from the position and attributes associated with the Executive Position;

(C)	Executive ceases to report to the Chief Executive Officer of the Bank; or

(D)	a change in the geographic location at which Executive must perform services for the Bank by more than 35 miles from the location where it is contemplated that Executive will be performing Executive's duties, provided, however, that Executive being asked/requested to provide services to the Bank at its headquarters in Middletown, NY shall not constitute "Good Reason" under this Section 4(e)(iv).

(v)	Executive shall not be entitled to any payments or benefits under this Section 4(e) unless and until Executive executes a release of claims (the "Release") against the Bank and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. The Release must be executed and become irrevocable by the 60th day following the date of Executive's termination of employment, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the payments and benefits described in this Section 4(e) will be paid, or commence, in the second calendar year.

(f)           Effect on Status as a Director.     In the event of Executive's termination of employment under this Agreement for any reason, such termination shall also constitute Executive's resignation as a director of the Bank or the Company, or any subsidiary or affiliate thereof, to the extent Executive is acting as a director of any of the aforementioned entities.

5.	CHANGE IN CONTROL.

(a)          Change in Control Defmed. For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following events in accordance with Code Section 409A and the regulations and guidance of general application thereunder issued by the

U.S. Department of the Treasury, including:

(i)	Change in Ownership: the date any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) accumulates ownership of Company stock constituting more than 50% of the total voting power of Company stock;

(ii)	Change in Effective Control: the date that (A) any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) acquires within a 12-month period ownership of Company stock possessing 40% or more of the total voting power of Company stock, or (B) a majority of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company's board of directors; or

(iii)	Change in Ownership of a Substantial Portion of Assets: the date that any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company or the Bank immediately prior to such acquisition.

(b)          Change in Control Benefits. In the event of a termination of Executive's employment by the Bank (or any successor) Without Cause or by Executive With Good Reason upon or within 12 months of a Change in Control that occurs during the Term, the Bank (or any successor) (i) the Bank shall pay or provide to Executive any Accrued Obligations; and (ii) pay Executive, or in the event of Executive's subsequent death, Executive's beneficiary or estate, as severance pay an amount equal to two (2) times Executive's Base Salary (at the rate in effect when the Change in Control occurs or, if higher, at the rate in effect on Executive's date of termination) in a lump sum payment within 30 days following Executive's date of termination. In addition, the Bank (or any successor) shall pay to Executive the COBRA Payments on a monthly basis commencing with the first month following Executive's date of termination and continuing until the earlier of (A) the sixth (6th) month following Executive's date of termination; or (B) such time that Executive first becomes eligible for health insurance coverage with another employer. Notwithstanding the foregoing, the payments and benefits provided in this Section 5(b) shall be payable to Executive in lieu of any payments or benefits that are payable under Section 4(e).

(c)            280G. Notwithstanding the preceding paragraphs of this Section, if the payments and benefits to be afforded to Executive under Section 5hereof (the "Severance Benefits") either alone or together with other payments and benefits which Executive has the right receive from the Company or the Bank (or any affiliate) would constitute a "parachute payment" under Section 2800 of the Code, and but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Severance Benefits shall be reduced (the "Benefit Reduction") by the minimum amount necessary to result in no portion of the Severance Benefits being subject to the Excise Tax. All determinations required to be made under this Section 5(c) shall be made by tax counsel or a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 2800 of the Code selected by the Bank prior to a Change in Control and reasonably acceptable to Executive, which determinations shall be conclusive and binding on Executive and the Bank absent manifest error.

6.	COVENANTS OF EXECUTIVE.

(a)          Non-Competition/Non-Solicitation - Employed with the Bank. Executive hereby covenants and agrees to comply with the: (1) Non-Solicitation of Employees Covenant; (2) Non-Solicitation of Customers Covenant; and (3) Non-Competition Covenant while employed with Bank during, and after the expiration of, the Term, as applicable.

(b)	Non-Competition/Non-Solicitation - Termination of Employment During the Term.

(i)	Termination for Cause/Voluntary Termination Without Good Reason. In the event of Executive's termination by the Bank for Cause or voluntary resignation without Good Reason during the Term, Executive agrees to comply with the (1) Non-Solicitation of Employees Covenant; (2) Non-Solicitation of Customers Covenant; and (3) Non-Competition Covenant for a period of 18 months following Executive's date of termination.

(ii)	Involuntary Termination Without Cause/Voluntary Termination With Good Reason. In the event of Executive's termination by the Bank without Cause or voluntary resignation With Good Reason during the Term, Executive agrees to comply with the (1) Non-Solicitation of Employees Covenant; and (2) Non Solicitation of Customers Covenant for a period of 12 months following Executive's date of termination.

(c)          Non-Competition/Non-Solicitation - Termination of Employment after the Expiration of the Term. In the event of Executive's termination of employment with the Bank for any reason (or no reason) following the expiration of the Term, Executive agrees to comply with the (1) Non-Solicitation of Employees Covenant and (2)  Non-Solicitation of Customers Covenant for a period of 12 months following Executive's date of termination, provided, however, that the foregoing covenants shall only apply to Executive if the expiration of the Term is on account of Executive's election not to renew the Term pursuant to Section 2(a) of this Agreement.

(d)           Non-Competition/Non-Solicitation - Survival of Covenants/Change in Control. The covenants of Executive set forth in this Sections 6(a) 6(b) and 6(c) shall survive the termination of this Agreement. However, Sections 6(b) and 6(c) shall become null and void effective immediately upon a Change in Control.

(e)           Non-Competition/Non-Solicitation - Certain Definitions. For purposes of this Agreement, the following capitalized terms are defined as follows:

(i)	"Non-Solicitation of Employees Covenant" means that Executive shall not, without the written consent of the Bank, either directly or indirectly solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his or her employment with the Bank and/or accept employment with another employer.

(ii)	''Non-Solicitation of Customers Covenant" means that Executive shall not, without the written consent of the Bank, either directly or indirectly induce or attempt to induce any client, customer or other business relation (whether (1) current, (2) former, within the six (6) months after such relationship has been terminated or (3) prospective, provided that there are demonstrable efforts or plans to establish such relationship) of the Bank or any of its respective subsidiaries or affiliates to cease doing business or to reduce the amount of business they have customarily done or contemplate doing with the Bank or any such subsidiary or affiliate, whether or not the relationship with the Bank or such subsidiary or affiliate and such client, customer or other business relation was originally established, in whole or in part, through Executive's efforts, or in any way interfere with the relationship between any such client, customer or business relation, on the one hand, and the Bank or any such affiliate or subsidiary, on the other hand.

(iii)	''Non-Competition Covenant" means that Executive shall not, without the written consent of the Bank, either directly or indirectly become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, commercial bank, credit union, bank or bank holding company, any mortgage or loan broker or any other entity (excluding not-for-profit entities other than credit unions) that competes with the business of the Bank or any of their direct or indirect subsidiaries or affiliates that has a headquarters, or one or more offices, within the New York Counties of Dutchess, Putnam, Sullivan, Westchester, Rockland, Orange or Bronx, or the Connecticut County of Fairfield.

(t)            Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank. Executive will not, during or after the term of Executive's employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(g)          Information/Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.

(h)           Reliance. Except as otherwise provided, all payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 6, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach of this Section 6, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive's covenants set forth in this Section 6 are reasonable. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

7.	SOURCEOFPAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

8.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement, along with any agreement referenced herein, contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive under another plan, program or agreement (other than an employment agreement) between the Bank and Executive.

9.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)            Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)          The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

10.	MODIFICATION AND WAIVER.

(a)            This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)            No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

11.	REQUIRED PROVISIONS.

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a)            The Board may terminate Executive's employment at any time, but any termination by the Bank's Board other than termination for Cause shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits under this Agreement for any period after Executive's termination for Cause.

(b)            Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section  18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(c)            Notwithstanding anything else in this Agreement to the contrary (with the exception of Section 4(c)(i)), Executive's employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a "Separation from Service" shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section l.409A-l(h)(ii).

(d)           Notwithstanding the foregoing, if Executive is a "specified employee" (i.e., a "key employee" of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive's Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive's Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(e)            If the Bank cannot provide Executive or Executive's dependents any continued health insurance or other welfare benefits as required by this Agreement because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive or Executive's beneficiary or estate in the event of death a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within 30 days after the later of Executive's date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(f)            To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section l.409A-l(d).

(g)          Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive's ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies") about a possible securities law violation without approval of the Bank (or any affiliate). Executive further understands that this Agreement does not limit Executive's ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation. This Agreement does not limit Executive's right to receive any resulting monetary award for information provided to any Government Agency.

12.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York, but only to the extent not superseded by federal law.

14.	PAYMENT OF LEGAL FEES.

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Bank provided that the dispute is resolved in Executive's favor, and such reimbursement shall occur no later than 60 days after the end of the year in which the dispute is settled or resolved in Executive's favor.

15.	INDEMNIFICATION.

The Bank shall provide Executive (including Executive's heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, and shall indemnify Executive (and Executive's heirs, executors and administrators) in accordance with the charter and bylaws of the Bank and to the fullest extent permitted under applicable law against all expenses and liabilities (including attorneys' fees) reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of Executive having been a director or officer of the Bank or any subsidiary or affiliate of the Bank.

16.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Orange Bank &Trust Company
212 Dolson Avenue
Middletown, NY 10940
Attention: Chief Executive Officer

To Executive:	Most recent address on file with the Bank

[Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates below.

By signing below, the Bank and Executive acknowledge and agree that: (1) this Agreement shall supersede and replace the employment agreement between the Bank and Executive dated January 5, 2015 (the "Prior Agreement") as of the Effective Date; and (2) the Prior Agreement shall be terminated as of the Effective Date.

ORANGE BANK & TRUST COMPANY

11/17/17	By:	/s/ Michael J. Gilfeather
Date	Name:	Michael J. Gilfeather
	Title:	President and Chief Executive Officer

11/17/17	/s/ Joseph Ruhl
Date	Joseph Ruhl